Exhibit 2

Execution Version

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (the “Agreement”), is entered into as of February 24, 2014 between SD COMPANY, INC., a Utah corporation (“SDCI”), and SUPERIOR DRILLING PRODUCTS, LLC, a Utah limited liability company (“SDP”, and together with SDCI, the “Companies”) and D4D LLC, a Texas limited liability Company, or its successors, transferees or assigns (the “Investor”).

BACKGROUND

A. The Investor desires to provide a $2 million bridge loan (“Bridge Loan”) to the Companies, and the Companies desire to accept the Bridge Loan from the Investor, under the terms of this Agreement, the Note (as defined in Section 1), and and all other documents executed to evidence the Bridge Loan (collectively, the “Loan Documents”).

B. The Companies are issuing the Note in a transaction exempt from registration under Section 4(2) of, or Rule 506 promulgated under, the Securities Act of 1933 (“Act”), or any other applicable exemption, and applicable state exemptions in each state in which the Investor’s members reside. The Investor is an accredited investor by virtue of each of Investor’s member being accredited investors.

AGREEMENT

The Companies and the Investor agree as follows:

1. Note. The Companies agree to issue and sell to the Investor, and the Investor agrees to purchase from the Companies, a Secured Convertible Promissory Note in substantially the form attached as Exhibit A (the “Note”), having an initial principal balance of $2,000,000 (the “Loan Amount”).

2. Warrant. As additional consideration for the Note, the Companies agrees to issue to the Investor a common stock purchase warrant in the form attached to the Note (the “Warrant”), upon conversion of the Note in accordance with the conversion provisions of the Note. The Warrant will grant to the Investor the right to purchase the number of shares of the Companies’s common stock (the “Warrant Shares”), and at an exercise price, as set forth in the Warrant.

3. Contemporaneous Closing. Contemporaneously with signing this Agreement, each of the parties will make, or have previously made, all of the following deliveries which shall constitute closing of the Bridge Loan transaction (“Closing “):

3.1 Companies’ Deliveries. In addition to the Disclosure Documents (as defined and listed in Section 5.4), the Companies will deliver the following documents to the Investor on or before the Closing Date:

3.1.1 Each of the following fully executed Loan Documents

(a)	This Agreement.

(b)	The Note, including the attached form of Warrant.

(c)	The Security Agreements for SDCI and SDP substantially in the form attached as Exhibit B and Exhibit C, respectively ( collectively, the “Security Agreements”).

(d)	UCC Financing Statements perfecting Investor’s security interest in the collateral, as set forth in the Security Agreements (“Financing Statements”).

(e)	Guarantees substantially in the forms attached as Exhibits D and E from Gilbert Troy Meier and Annette D. Meier.

(f)	The Registration Rights Agreement in the form attached as Exhibits E (“Registration Rights Agreement”).

(g)	Borrowers’ authorizations to sign the Loan Documents.

3.1.2 A payoff statement and payment instructions from WCMF, Inc., a Nevada Corporation (“WCMF”), which shall be acceptable to Investor in its sole discretion, for the full repayment of the loan from WCMF to Superior Drilling Products, LLC made pursuant to that certain Loan Agreement dated July 23, 2012, and that certain Note dated July 23, 2013. Those payment instructions will include instructions to WCMF to provide Investor with evidence of WCMF’s release of lien with respect to the security interest(s) granted by that certain All Asset Security Interest Agreement dated July 23, 2012, as required upon payoff of that loan.

3.1.3 A Consent to Lien from American Bank of the North, which shall be acceptable to Investor in its sole discretion, in which American Bank of the North agrees that the Bridge Loan and Investor’s lien of the Companies’ assets in accordance with the Security Agreements will not constitute a default under any of the loans from American Bank of the North to the Companies or their affiliates.

3.1.4 The fees of Investor’s legal counsel incurred in connection with this Note in the amount of $27,500; provided, however, that Investor shall be entitled to offset the amount of such fees against the Loan Amount at Closing.

3.1.5 Except as provided in Section 4.10, ll other consents, approvals and waivers of governmental authorities and third-parties necessary to consummate the transactions contemplated by the Loan Documents.

3.2 Investor’s Deliveries. On or before the Closing Date, the Investors will make each of the following deliveries to the Companies:

3.2.1 The following fully executed Loan Documents

(a) This Agreement.

(b) The Security Agreements.

(c) The Registration Rights Agreement.

(d) A Lock-Up Agreement from the Investor and each of its members in the form required by SDCI’s underwriter.

3.2.2 Completed and signed Investor qualification questionnaires from each of Investor’s limited liability company members in the form provided by the Companies.

3.2.3 The Loan Amount by confirmed wire transfer to the account specified by the Companies.

4. Companies Representations, Warranties and Covenants. The Companies represent, warrant and covenant to the Investor that as of the date of this Agreement, and except with respect to Section 4.8, through the date of the full repayment of the indebtedness evidenced by the Note or the full conversion of the indebtedness evidenced by the Note pursuant to the terms of the Note:

4.1 Existence. (a) Borrower Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Utah and has the requisite power and authority, and the legal right, to own, lease and operate its properties and assets and to conduct its business as it is now being conducted, and (b) Borrower Subsidiary is a limited liability company duly formed, validly existing and in good standing under the laws of Utah and has the requisite power and authority, and the legal right, to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

4.2 Power and Authority. Each Borrower has the power and authority, and the legal right, to (i) execute and deliver this Note and the other Loan Documents, as applicable, to which such Borrower is a party, and (ii) to perform its obligations thereunder.

4.3 Authorization. The execution and delivery of this Note by each Borrower and the performance of each Borrower’s obligations under the Loan Documents has been duly authorized by all necessary organizational action in accordance with each Borrower’s organizational documents and applicable laws. Each Borrower has duly executed and delivered each of the Loan Documents.

4.4 Enforceability. The obligations of the Borrowers under this Note are valid, legal and binding obligations of the Borrowers, enforceable against the Borrowers in accordance with their terms.

4.5 Reservation. Sufficient shares of the Companies’s common stock will be reserved for issuance of (a) the shares of common stock issuable upon conversion of the Note (“Conversion Shares”) and (b) the Warrant Shares upon exercise of the Warrant, if any, after is issuance in connection with any conversion of the Note.

4.6 Title. When issued, the Conversion Securities (as defined in the Note) and the Note (the “Securities”) will be (a) validly issued, fully paid and non-assessable, (b) free from all taxes, liens, and charges, and (c) not subject to preemptive or similar rights of the Companies’s shareholders.

4.7 No Violation. The execution and delivery of this Note and the consummation by the Borrowers of the transactions contemplated thereby do not and will not (a) violate any provision of the Borrowers’ organizational documents; (b) violate any applicable law or order of any court or other tribunal applicable to either Borrower or by which any of the Borrowers’ properties or assets may be bound; or (c) constitute a default under any material agreement or contract by which either Borrower may be bound.

4.8 Ownership. On the date of this Agreement, the equity ownership and voting power of the Companies is as follows:

4.8.1 SDCI is owned (a) 64% by Meier Family Holding Company, LLC, and (b) 36% by Meier Management Company, LLC.

4.8.2 SDP is owned (a) 95% by Meier Family Holding Company, LLC and (b) 5% by Meier Management Company, LLC.

4.8.3 Meier Management Company, LLC is 50% owned by Mr. Meier, and 50% owned by Ms. Meier.

4.8.4 Meier Family Holding Company, LLC is 64% owned by Meier Management Company, LLC, and 36% owned by the children of Gilbert Troy Meier and Annette D. Meier.

4.9 Filing of Financing Statements. The Companies will promptly file, or cooperate with Investor in filing, the Financing Statements following the Closing.

4.10 Proficio Payoff and Lien Release. Within 14 days of the Closing Date, the Companies shall either:

4.10.1 (i) provide evidence of the full repayment of the loan from Proficio Bank, A state chartered commercial bank with an address of 6985 Union Park Center, Suite 150, Cottonwood Heights, Utah 84047 (“Proficio Bank”), which shall be acceptable to Investor in its sole discretion, and (ii) provide Investor with evidence of Proficio Bank’s release of liens, if any, as required upon payoff of that loan; or

4.10.2 provide a Consent to Lien from Proficio Bank, which shall be acceptable to Investor in its sole discretion, in which Proficio Bank agrees that the Bridge Loan and Investor’s lien of the Companies’ assets in accordance with the Security Agreements will not constitute a default under any of the loans from Proficio Bank to the Companies or their affiliates.

5. Investor Covenants, Representations and Warranties. The Investor covenants, represents and warrants to the Companies, as of the date of this Agreement, and as of any and each date that (a) any Conversion Shares are issued, (b) the Warrant is issued, and (c) any Warrant Shares are issued, that:

5.1 Authorization; Enforcement. This Agreement has been duly and validly authorized, executed and delivered by the Investor, and is a valid and binding agreement of the Investor enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to the enforcement of applicable creditors’ rights and remedies.

5.2 Investment Purpose. Except as permitted under Section 9, the Investor is acquiring the Securities on its own account for investment purposes only, and not as a nominee or agent or with a view towards, or for resale in connection with, the public sale or distribution of the Securities.

5.3 Investor Status

5.3.1 Qualification. The Investor is an “Accredited Investor” as defined in Rule 501(a) of Regulation D under the Securities Act, due to each of the Investor’s member being accredited investors for the reasons set forth in their individual Investor Qualification Questionnaires submitted to the Companies.

5.3.2 Broker-Dealer. The Investor is not a “broker” or “dealer” as those terms are defined in Section 3 of the Securities Exchange Act of 1934.

5.3.3 Residence. The Investor is duly organized under the laws of the State of Texas. Each of the Investor’s members are U.S. citizens and a resident of the state set forth after the member’s signature on this Agreement.

5.4 Disclosure. The Investor acknowledges and agrees that:

5.4.1 The Investor has received and carefully read the following documents (collectively, the “Disclosure Documents”):

•	The Companies’ (a) draft 2011 and 2012 combined audited financial statements (not including the Meier Property Series, LLC financial statements) and (b) draft reviewed combined financial statements for September 30, 2012 and 2013 (not including the Meier Property Series, LLC financial statements).

•	(a) The 2011 and 2012 audited financial statements of Hard Rock Solutions, Inc., a Utah corporation (“Hard Rock”), and (b) Hard Rock’s draft reviewed combined financial statements for September 30, 2012 and 2013.

•	The fully executed Membership Interest Purchase Agreement between Superior Drilling Products, LLC and Hard Rock.

•	A draft of SD Company, Inc.’s pending Registration Statement on Form S-1.

5.4.2 The Companies has made available to the Investor, or to the Investor’s attorney, accountant or representative, all other documents that the Investor has requested, and has provided the Investor with answers to all questions concerning its investment in the Securities.

5.4.3 The Investor has requested all documents and other information that the Investor has deemed necessary for making an investment in the Securities, and carefully considered and has, to the extent the Investor believes such discussion necessary, discussed with the Investor’s professional legal, tax and financial advisers the suitability of an investment in the Securities for the Investor’s particular tax and financial situation.

5.5 Reliance on Exemptions. The Investor understands that (a) the Securities are being offered and sold in reliance on specific exemptions from the registration requirements of United States federal securities laws and applicable state securities laws, and (b) that the Companies are relying and will rely, in part, upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth in this Agreement, in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Securities.

5.6 Investment Risk. The Investor understands and acknowledges that (a) an investment in the Securities involves a high degree of risk, (b) it is able to bear the associated financial risks, including the loss of some or all of its investment, and (c) it has sought whatever accounting, legal and tax advice that it considers necessary to enter into the Loan Documents.

5.7 No Governmental Review. The Investor understands that no federal or state agency or any other government or governmental agency has (a) passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities, and (b) passed on or endorsed the merits of the Bridge Loan of the Securities.

5.8 Restricted Securities. The Investor understands that (a) the Securities have not been and are not being registered under the Securities Act or any state securities laws, and (b) the Companies is not obligated to register the Securities under the Securities Act or any state securities laws, or to comply with the terms and conditions of any exemption under those laws.

5.9 Transfer or Resale. The Investor understands that the Securities may not be offered for sale, sold, assigned or transferred unless (a) the Securities are registered under federal and state securities laws, (b) the Investor has delivered to the Companies an opinion of counsel, in a reasonably acceptable form, to the effect that such securities may be sold, assigned or transferred pursuant to an exemption from such registration, or (c) the Investor provides the Companies with reasonable assurance that such securities can be and are being sold, assigned or transferred in accordance with Rule 144 under the Securities Act. However, the Companies (a) understand that the Investor intends to distribute the Conversion Shares and the Warrant to its members, in proportion to their respective membership interests, and (b) consent to such transfers upon receipt of the Assignment Agreement attached as Exhibit G from each assignee.

5.10 Legends. The Investor understands that (a) the certificates or other instruments representing the Securities will bear a restrictive legend in substantially the following form, in addition to any legends required by applicable securities laws, and (b) the Companies may place a stop-transfer order against the transfer of those certificates or other instruments:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws. The securities have been acquired for investment and may not be offered for sale, sold, transferred or assigned in the absence of an effective registration statement for the securities under the Securities Act of 1933, as amended, or applicable state securities laws, or an opinion of counsel, in a generally acceptable form, that registration is not required under said act or applicable state securities laws or unless sold pursuant to Rule 144 under said act.

6. Indemnification. Each party agrees to indemnify, defend, hold harmless and reimburse the other party from and against all claims, losses, causes of action, debts, liabilities, costs, judgments, obligations and expenses (including attorney fees and expenses) incurred in connection with or from the first party’s misrepresentation, breach of representation or warranty or non-fulfillment of any agreement contained in the Loan Documents.

7. Dispute Resolution. The parties will first make a good faith effort to settle by negotiation any dispute regarding this Agreement, the Securities, or the Loan Documents. If a settlement has not been reached within 15 days of beginning that negotiation, then either party may submit the dispute for mediation, and the other party agrees to participate in that mediation proceeding. If a settlement is not reached in the course of the mediation proceeding, then either party may submit the dispute to binding arbitration by a mutually acceptable arbitrator, and the other party agrees to participate in that arbitration proceeding. If the parties cannot agree on an arbitrator, then each party will select one arbitrator, and those two arbitrators will select a third arbitrator who will conduct the arbitration. Any arbitration under this section will be conducted in Dallas County, Texas pursuant to the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction of the matter. However, this section will not apply to (a) actions for equitable relief, or (b) actions to enforce any mediation or arbitration award. In any action under the preceding clauses (a) or (b), each party waives all rights to a jury trial.

8. Attorney Fees. The substantially Prevailing Party in any mediation, arbitration, other dispute resolution proceeding, or litigation, concerning this Agreement is entitled to reimbursement of its court costs and reasonable attorney fees by the non-prevailing party, including costs and fees incurred on appeal or in a bankruptcy proceeding. “Prevailing Party” means a party who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other party of its claim or defense.

9. General Provisions. This Agreement (a) cannot be assigned without the written consent of all parties, (b) will be enforced, governed and construed exclusively under the laws of the State of Texas, and under the jurisdiction of and venue in any appropriate court in Texas, (c) benefits and is binding upon each of the parties and their respective heirs, estate, legal representatives, successors and assigns, as applicable, (d) is not intended for the benefit of any creditors or other third parties, (e) will remain in full force and effect to the extent possible if any portion of this Agreement is declared invalid by a court having jurisdiction, (f) together with the Loan Documents, constitutes the entire agreement of the parties, and supercedes all previous agreements, written or oral, with regard to its subject matter , (g) may only be waived or modified in writing signed by all parties, and (h) may be signed in two or more counterparts, which together constitute one and the same document.

Signatures appear on the next page

Effective as of the first date written above.

INVESTOR:		COMPANIES:

D4D LLC		SD COMPANY, INC.

By:	Hard 4 Holdings, LLC, its Managing Member

		By:	/s/ G. Troy Meier G. Troy Meier, Chief Executive Officer
By:	/s/ Reid Walker Reid Walker, its Manager
SUPERIOR DRILLING PRODUCTS, LLC

		By:	/s/ Annette D. Meir Annette D. Meier, Manager

[Signature Page to Securities Purchase Agreement]

Exhibit A

Secured Convertible Promissory Note

Exhibit B

SDCI Security Agreement

Exhibit C

SDP Security Agreement

Exhibit D

Guarantee of Mr. Meier

Exhibit E

Guarantee of Ms. Meier

Exhibit F

Registration Rights Agreement

Exhibit G

Assignment Agreement